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                                                                    Exhibit 99.1

AEROPOSTALE ANNOUNCES EXECUTIVE PROMOTIONS


New York, New York - April 7, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that Thomas Johnson has been promoted to Executive Vice President and Chief Operating Officer. Mr. Johnson will assume most of the responsibilities of John Mills, who will be retiring on July 31, 2004. Mr. Johnson, currently Senior Vice President, Director of Stores and Marketing, rejoined Aeropostale in January 2001. Prior to that, he was Senior Vice President, Director of Stores, for David's Bridal and Brooks Brothers. Mr. Johnson was a member of the Aeropostale executive team from 1989 through 1996.

Julian R. Geiger, Chairman and Chief Executive Officer said, "We would like to thank John for his tremendous contribution in helping Aeropostale grow into a leading national youth retailer, and we wish him all the best as he begins a new chapter in his life. John will remain on the Board of Directors and we look forward to his continued association with and input into our business. We are extremely confident in Tom's ability to assume the responsibilities of Chief Operating Officer and look forward to a seamless transition."

The Company also announced that Michael Cunningham, the Chief Financial Officer, has also been promoted to Executive Vice President and that he would assume the remainder of Mr. Mills' current responsibilities.

The Company also stated that in addition to his current duties as Executive Vice President and Chief Merchandising Officer, Christopher Finazzo has been charged with the responsibility of developing an e-commerce platform for Aeropostale's website. Historically, www.aeropostale.com has been primarily content driven and e-commerce sales have been limited to company gift cards.

Mr. Geiger, concluded, "Our team is in place, our momentum is strong and we remain committed to further capitalizing on our growing position as leading retailer for the youth market."

     About Aeropostale, Inc.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 469 stores in 42 states.